UNITED STATES BANKRUPTCY COURT
DISTRICT OF CONNECTICUT
BRIDGEPORT DIVISION

In re:	)	Chapter 11
	)	
TECHNIPOWER SYSTEMS, INC.	)	Case No. 09-52444 (AHWS)
f/k/a SOLOMON TECHNOLOGIES, INC.	)	
	)	
	)	
Debtor.	)	
	)	

FIRST AMENDED DISCLOSURE STATEMENT RELATING TO THE FIRST AMENDED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

I. INTRODUCTION

Technipower Systems, Inc. f/k/a Solomon Technologies, Inc. ("Technipower" or the "Debtor"), is soliciting acceptances of a chapter 11 plan of reorganization (the "Plan of Reorganization" or "Plan") attached as Exhibit 1 to this Disclosure Statement. This solicitation is being conducted at this time to obtain sufficient votes to enable the Plan of Reorganization to be confirmed by the Bankruptcy Court. Capitalized terms used in this Disclosure Statement but not defined herein have the meanings ascribed to such terms in the Plan.

Attached as exhibits to this Disclosure Statement are copies of the following documents:

- The Plan of Reorganization (Exhibit 1); and
- Liquidation Analysis (Exhibit 2).

WHO IS ENTITLED TO VOTE: Pursuant to the Disclosure Statement Order, the holders of Allowed Secured Claims (Class 2), Allowed Jezebel Secured Claims (Class 3), Allowed General Unsecured Claims (Class 4), and the holders of Preferred Stock Interests (Class 5) and Equity Interests (Class 6). A ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of claims in these classes that are entitled to vote. Class 1 is deemed to accept the Plan and holders of any Class 1 claims are not entitled to vote.

THE DEBTOR RECOMMENDS THAT CREDITORS ENTITLED TO VOTE CLAIMS TO ACCEPT THE PLAN. The Debtor's legal advisor is Zeisler & Zeisler, PC. It may be contacted at:

Zeisler & Zeisler, PC
558 Clinton Avenue
Bridgeport, CT 06605
Attn: James Berman, Esq.
Telephone: (203) 368-4234
jberman@zeislaw.com

The following table summarizes the treatment of Claims and Equity Interests under the Plan. For a complete explanation, please refer to the discussion in Section VI below, entitled "THE PLAN OF REORGANIZATION" and to the Plan itself.

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTOR OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

II. SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN[1]

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount[2]	Approximate Percentage Recovery
N/A	Administrative Expenses	Except to the extent that a holder of an Allowed Administrative Expense agrees to a less favorable treatment, on the Effective Date, the Reorganized Debtor shall pay Cash in an amount equal to such Allowed Administrative Expense to each holder of an Allowed Administrative Expense; provided, however, that Allowed Administrative Expenses representing liabilities incurred in the ordinary course of business by the Debtor in Possession shall be assumed and paid by the Reorganized Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.	$125,000.00	100%

[1] This table is only a summary of the classification and treatment of claims and equity interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of claims and equity interests.

[2]The amounts set forth herein are the Debtor's estimates of accrued professional fees. The actual amounts will depend upon the final reconciliation and resolution of all Administrative Expenses and Claims.

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount	Approximate Percentage Recovery
1	Priority Non-Tax Claims	With respect to any Allowed Priority Non-Tax Claims not paid pursuant to prior Bankruptcy Court order, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment, each Allowed Priority Non-Tax Claim shall be paid in full, in Cash, on the Effective Date. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof from Available Cash. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Priority Non-Tax Claims.	Nominal	100%
2	Secured Claims(not including Jezebel Secured Claims)	On the Effective Date (i) the Secured Claims shall be Allowed in full in the amount of the outstanding loans, interest, and fees in the approximate amount of $ 1,749,807.67and (ii) except to the extent that a holder of an Allowed Secured Claim agrees to a less favorable treatment, each holder of an Allowed Secured	$1,749,807.67	undetermined

		Claim shall receive its Ratable Portion of the Class 2 Note and its Ratable Proportion of the Class 2 New Technipower Common Stock Distribution and the Class 2 Newco Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Secured Claims.		
3	Jezebel Secured Claims	On the Effective Date, Jezebel, its affiliates and assigns, will release Debtor from all Jezebel Secured Claims in return for the considerations set forth in that certain Sale and Settlement Agreement by and among Debtor, Jezebel and Technipower, LLC, dated as of the Effective Date and attached to the Plan as Exhibit A thereto.	$1,270,878.65	undetermined
4	Subordinated Secured Claims	On the Effective Date, each holder of an Allowed Subordinate Secured Claim, shall receive its proratable proportion of the Class 4 New Technipower Stock Distribution and the Class 4 Newco Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligation to holders of	$2,282,311.71	Undetermined

		Subordinated Secured Claims, except for the obligations to said holders, as holders of undersecured claims in Class 5.		
5	General Unsecured Claims	On the Effective Date, except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, each holder of an Allowed General Unsecured Claim shall receive its Ratable Proportion of the Class 4 New Technipower Common Stock Distribution and the Class 5 Newco Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Unsecured Claims.	$6,786,018, including disputed claims (approximate)	undetermined
6	Preferred Stock Interests	On the Effective Date, except to the extent that a holder of an Allowed Preferred Stock Interest agrees to a less favorable treatment, each holder of an Allowed Preferred Stock Interest shall receive its Ratable Proportion of the Class 6 New Technipower Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Preferred Stock Interests.	$1,250,000	undetermined

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount	Approximate Percentage Recovery
7	Equity Interests, excluding Preferred Stock Interests	On the Effective Date, except to the extent that a holder of an Allowed Equity Interest agrees to a less favorable treatment, each holder of an Allowed Equity Interest shall receive its Ratable Proportion of the Class 7 New Technipower Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Equity Interests.	N/A	undetermined

A. Summary of Voting Procedures

If you are entitled to vote to accept or reject the Plan, a ballot is enclosed for voting purposes. If you hold claims in more than one class and you are entitled to vote claims in more than one class, you will receive separate ballots, which must be used for each separate class of claims. Please vote and return your ballot(s) in accordance with the instructions set forth herein.

TO BE COUNTED, YOUR VOTE INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE PROPERLY COMPLETED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE BALLOT, AND MUST BE **ACTUALLY RECEIVED** BY THE DEBTOR'S VOTING AGENT, ZEISLER & ZEISLER, PC, **NO LATER THAN 4:00 P.M., PREVAILING EASTERN TIME, ON [__________________], 2010 (THE "VOTING DEADLINE")**. PLEASE RETURN YOUR PROPERLY COMPLETED BALLOT TO THE VOTING AGENT AT THE FOLLOWING ADDRESS:

ZEISLER & ZEISLER, PC
Attorneys for Debtor and
Debtor In Possession
558 Clinton Avenue
P.O. Box 3186
Bridgeport, CT 06605
Attn: James Berman, Esq.

BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL **NOT** BE COUNTED. FAXED COPIES OF BALLOTS WILL **NOT** BE COUNTED.

ANY PROPERLY EXECUTED, TIMELY RECEIVED BALLOT THAT DOES NOT INDICATE EITHER ACCEPTANCE OR REJECTION OF THE PLAN WILL BE COUNTED AS A VOTE TO ACCEPT THE PLAN. ANY PROPERLY EXECUTED, TIMELY RECEIVED BALLOT THAT INDICATES BOTH ACCEPTANCE AND REJECTION OF THE PLAN WILL BE COUNTED AS A VOTE TO ACCEPT THE PLAN. **BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE DEBTOR OR THE COURT.**

If you are a holder of a Claim entitled to vote on the Plan and did not receive a ballot, received a damaged ballot, or lost your ballot, or if you have any questions concerning the procedures for voting on the Plan, please contact the Voting Agent, ZEISLER & ZEISLER, PC, Attorneys for Debtor and Debtor In Possession, Attn: James Berman, Esq., 558 Clinton Avenue, P.O. Box 3186, Bridgeport, CT 06605, (203) 368-4234.

SUMMARIES OF CERTAIN PROVISIONS OF DOCUMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE DOCUMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH DOCUMENT.

IF YOU HAVE THE FULL POWER TO VOTE AND DISPOSE OF ALLOWED SECURED CLAIMS (CLASS 2):

Please complete the information requested on the Ballot, sign, date, and indicate your vote on the Ballot, and return your completed Ballot in the enclosed pre-addressed envelope so that it is actually received by the Voting Agent before the Voting Deadline.

IF YOU HAVE THE FULL POWER TO VOTE AND DISPOSE OF ALLOWED JEZEBEL SECURED CLAIMS (CLASS 3):

Please complete the information requested on the Ballot, sign, date, and indicate your vote on the Ballot, and return your completed Ballot in the enclosed pre-addressed envelope so that it is actually received by the Voting Agent before the Voting Deadline.

IF YOU HAVE THE FULL POWER TO VOTE AND DISPOSE OF SUBORDINATED SECURED CLAIMS (CLASS 4):

Please complete the information requested on the Ballot, sign, date, and indicate your vote on the Ballot, and return your completed Ballot in the enclosed pre-addressed envelope so that it is actually received by the Voting Agent before the Voting Deadline.

IF YOU HAVE THE FULL POWER TO VOTE AND DISPOSE OF ALLOWED GENERAL UNSECURED CLAIMS (CLASS 5):

Please complete the information requested on the Ballot, sign, date, and indicate your vote on the Ballot, and return your completed Ballot in the enclosed pre-addressed envelope so that it is actually received by the Voting Agent before the Voting Deadline.

IF YOU HAVE THE FULL POWER TO VOTE AND DISPOSE OF ALLOWED PREFERRED STOCK INTERESTS (CLASS 6):

Please complete the information requested on the Ballot, sign, date, and indicate your vote on the Ballot and return your completed Ballot in the enclosed pre-addressed envelope so that it is actually received by the Voting Agent before the Voting Deadline.**IF YOU HAVE THE FULL POWER TO VOTE AND DISPOSE OF EQUITY INTERESTS, EXCLUDING PREFERRED STOCK INTERESTS (CLASS 7):**

You will be deemed to have rejected the Plan.

Any voter that has delivered a valid ballot may withdraw its vote by delivering a written notice of withdrawal to the Voting Agent before the Voting Deadline (as more fully described in Section VIII below, entitled "VOTING PROCEDURES AND REQUIREMENTS").

Any holder that has delivered a valid ballot may change its vote by delivering to the Voting Agent a properly completed subsequent ballot so as to be received before the Voting Deadline (as more fully described in Section VIII below, entitled "VOTING PROCEDURES AND REQUIREMENTS").

For detailed voting instructions, see the instructions on your ballot. For a further discussion of voting on the Plan, see Section VIII below, entitled "VOTING PROCEDURES AND REQUIREMENTS."

B. Overview of Chapter 11 Process

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and all economic parties in interest. In addition to permitting rehabilitation of a debtor, chapter 11 promotes equality of treatment of similarly situated claims and similarly situated equity interests with respect to the distribution of a debtor's assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor of, or holder of an equity interest in, a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

In order to solicit acceptances of a proposed plan, however, Section 1126 of the Bankruptcy Code requires a debtor and any other plan proponents to conduct such solicitation, pursuant to a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtor is submitting this Disclosure Statement in accordance with the Disclosure Statement Order and the requirements of Sections 1125 and 1126 of the Bankruptcy Code.

III. DESCRIPTION OF THE BUSINESS

A. Corporate Structure

The Debtor is a public company which owns all the membership interests of Technipower, LLC.

B. Description of Operating Businesses

The Debtor (also referred to as the "Company") is a developer and supplier of patent protected, technologically advanced power conversion products comprising a portfolio of intellectual property in electro-mechanical power conversion, electric vehicle drive systems and electrical power conversion. These technologies provide Technipower with a springboard to become a leader in the rapidly growing clean energy industry.

Several global trends are driving demand for clean energy, including increased long term power costs, greater awareness and sensitivity to climate change and heightened US energy security concerns. These trends are generating tremendous opportunities for companies able to provide effective, clean energy solutions.

The markets for photo voltaic systems, electric marine drive systems and electric vehicle drive systems is large, approaching $3.4 billion by 2012 and growing enormously. Technipower's existing intellectual property and product portfolio positions it uniquely to capitalize on the current trends and market opportunities in these three markets.

The Company has developed new products and is refocusing existing technology into three growth markets. The Company's ***Instant Solar*™** product provides an economical solution to enable rapid deployment of small scale photovoltaic systems. A factory assembled, ready-to-install solar solution, the product family is initially targeted at ground mounted applications but is also suitable for roof mounted and portable installations. Designed as a highly visible solar product, it will provide low cost market awareness and brand exposure as the Company promotes its image as a clean energy/power conversion technology supplier.

Technipower's patented ***Electric Transaxle*™** technology is disruptive and transformational, directly addressing the movement toward hybrid and pure/plug electric vehicles. The Company's ***Universal Drive Train*™** (***UDT*™**) can be economically retrofitted to existing vehicles to convert today's internal combustion engine vehicles to a hybrid electric drive or totally electric drive.

The Company's ***Solomon***™ electric marine propulsion systems have been significantly refined and enhanced to address the growing marine markets. The Company's previous offering established its ***Solomon*** brand as ***the*** solution for clean recreational marine power systems. Technipower is now taking this solution into the small commercial marine market. Using a patented system design to provide customers a "plug & play", green electric propulsion system, the product addresses the large and growing OEM and retrofit markets while incorporating ground breaking motor technology. To the extent that Solar Assets as defined in the Sale and Settlement Agreement are currently owned by Technipower, LLC, they will be transferred to the Debtor on Effective Date and then to Newco.

All the assets associated with the foregoing with be transferred to Newco, with the exception of the Debtor's chose in action Solomon Technologies, Inc., v Toyota Motor Company, et al, Case No. 85:05-cv-1702, pending in the United States District Court for the Middle District of Florida at Tampa (the "Action"), the patent at issue in the Action(US Patent #5,067,932) and all claims, which excepted assets shall be retained by the Reorganized Debtor.

All the Debtor's membership units in Technipower, LLC will be transferred to Jezebel Management Corporation, pursuant the Sale and Settlement Agreement annexed to the Plan. Technipower, LLC is a supplier of primarily low voltage power supplies to commercial, military and industrial customers.

C. Prepetition Indebtedness[1]

1. Senior Indebtedness

Millennium Trust Co., LLC, FBO Joseph Cooper Rollover IRA, Woodlaken, LLC, Jezebel Management Corporation, Barbara and Peter Carpenter, Bridgepointe, Coady Family LLC, Jay Leonard, Jezebel Management Corporation ("Jezebel"), Joseph Cooper, Pascal Partners, LLC, Steven Kilponen, hold on a pari passu basis, a first position security interest against all of the

[1] The foregoing summary of the Debtor's prepetition indebtedness is provided for information purposes only and shall not constitute an admission, waiver or estoppel concerning the extent, validity and/or priority of any Claims, or otherwise; the Debtor reserving and retaining any and all rights and remedies held in that regard.

Debtor's assets. The senior indebtedness totaled approximately $ 2,910,686.32 as of July 15, 2010.

2. Subordinated Secured Claims

Truk International Fund LP, Truk Opportunity Fund LLC, Shelter Island Opportunity Fund LLC and BridgePointe Master Fund Ltd. hold a second position security interest against the Debtor's assets. The Debtor asserts that these claims total approximately $2,282,311.71. The holders of the Subordinated Secured Claims allege claims against the holders of the Senior Secured Claims and Jezebel, which are being settled by the redistribution of a portion of the interests provided for by the Senior Indebtedness in the Debtor's first filed plan of reorganization to the Subordinated Secured Claims as set forth in Class 4 of the Plan. As part of the settlement, the holders of the Senior Indebtedness, the holders of the Subordinated Secured Claims and the Debtor, and their officers and directors shall exchange mutual releases.

3. Trade Debt

As of the Petition Date, the Debtor also had outstanding trade payables, professional fees, accrued expenses, and other general unsecured obligations of approximately $4,678,491.

4. General Unsecured Claims

Total unsecured claims are treated under the Plan in Class 5 and total approximately $6,786,018.

5. Equity Interests

Equity Interests are treated in Classes 6 and 7. Class 7 will be deemed to have rejected the Plan by the Debtor.

IV. KEY EVENTS LEADING TO THE COMMENCEMENT OF THE REORGANIZATION CASES

A. Senior Secured Indebtedness

While other events may have contributed to the Debtor's bankruptcy, the most significant factor was the Debtor's inability to restructure its indebtedness with its senior secured creditors and

others.

B. The Debtor's Business Plan

The Debtor is optimistic about its long-term economic prospects that its ongoing business will be able to thrive after the recapitalization attendant to the Plan. The Debtor believes that the Plan will allow the ongoing business described above to develop and to compete more effectively in the recapitalized Newco and will also allow it to maximize the value of other assets.

V. THE REORGANIZATION CASE

A. Debtor in Possession Financing

Because the Debtor has few operations, there has been little need for funds during the Chapter 11 case. To the extent funds are required prior to confirmation, Debtor-in-Possession financing may be sought.

B. Creditors' Committee

There is no Official Committee of Unsecured Creditors.

C. Bar Date

In accordance with the provisions of the Bankruptcy Code and Bankruptcy Rules, the Bankruptcy Court issued an order (the "Bar Date Order") establishing April 5, 2010 as the date by which proofs of claim (of parties other than governmental units) against the Debtor were to be filed in the Reorganization Cases (the "Bar Date"). A notice of the Bar Date was sent to all creditors as part of the Notice of Chapter 11 Bankruptcy Case, Meeting of Creditors, and Deadlines and a proof of claim form was mailed to all known holders of Claims.

VI. THE PLAN OF REORGANIZATION

A. Introduction

The Plan provides for a restructuring of the Debtor's financial obligations which will result in a significant deleveraging of the Debtor. The Debtor believes that the proposed restructuring will

provide the Debtor with the necessary liquidity to compete effectively and to minimize the volume of its assets.

The Debtor also believes, and will demonstrate to the Bankruptcy Court, that, under the Plan, creditors will receive substantially more value than they would receive in a liquidation of the Debtor under chapter 7 of the Bankruptcy Code.

The following is a general discussion of the provisions of the Plan. The Plan is attached as Exhibit 1 to this Disclosure Statement. In the event of any discrepancies, the terms of the Plan will govern.

B. Classification and Treatment of Claims and Equity Interests Under the Plan of Reorganization

One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions below. In general, an "allowed" claim or "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor. By operation of Sections 1111(a), 501(a) and 502(a) of the Bankruptcy Code, a claim or interest that appears in the schedules filed by the Debtor and is not identified as disputed, contingent, or unliquidated, is deemed "allowed" unless a party in interest objects. Additionally, Section 502(a) of the Bankruptcy Code provides that a timely filed proof of claim or equity interest is deemed "allowed" (regardless of the Debtor's schedules) unless the debtor or other party in interest objects. However, Section 502(b) of the Bankruptcy Code specifies certain claims that may not be "allowed" in bankruptcy even if a proof of claim is filed. These include, but are not limited to, claims that are unenforceable under the governing agreement between a debtor and the claimant or applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor's equity in the property, claims for services that exceed their reasonable value, real property lease and employment contract rejection damage claims in excess of specified amounts, late-filed claims, and contingent claims for contribution and reimbursement.

The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divides the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may

hold multiple claims and/or equity interests which give rise to different legal rights, the "claims" and "equity interests" themselves, rather than their holders, are classified.

Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" (affected by the plan) or "unimpaired" (unaffected by the plan). If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan, and the right to receive, under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated in a case under chapter 7 of the Bankruptcy Code. Under Section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders' acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable and contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the consummation date or the date on which amounts owing are actually due and payable, payment in full, in Cash, with post-petition interest to the extent appropriate and provided for under the governing agreement (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced. Pursuant to 1126(f) of the Bankruptcy Code, holders of unimpaired claims or interests are "conclusively presumed" to have accepted the plan. Accordingly, their votes are not solicited. Under the Debtor's Plan, Class 1 is unimpaired, and, therefore, the holder of claims classified so are "conclusively presumed" to have voted to accept the Plan.

Consistent with these requirements, the Plan divides the Allowed Claims against, and Allowed Equity Interests in the Debtor into the following classes:

Unclassified	Administrative Expenses	N/A
Class 1	Priority Non-Tax Claims	Not Impaired.
Class 2	Secured Claims (other than Jezebel Secured Claims)	Impaired.
Class 3	Jezebel Secured Claims	Impaired
Class 4	Subordinated Secured Claims	Impaired

Class 5	General Unsecured Claims	Impaired.
Class 6	Preferred Stock Interests	Impaired.
Class 7	Equity Interests (excluding Preferred Stock Interests)	Impaired.

1. Unclassified

(a) Administrative Expenses

Administrative Expenses are the actual and necessary costs and expenses of the Debtor's Reorganization Case that are allowed under Sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such expenses will include, but are not limited to, amounts owed to vendors providing goods and services to the Debtor during the chapter 11 cases, tax obligations incurred after the Petition Date, and reclamation claims granted administrative expense status by the Debtor in accordance with the Bankruptcy Court order authorizing the implementation of certain reclamation procedures in these cases. Other administrative expenses include the actual, reasonable, and necessary professional fees and expenses of the Debtor's advisors incurred during the pendency of the Reorganization Case.

Administrative Expenses representing liabilities incurred by the Debtor in the ordinary course of business and consistent with past practice, or liabilities arising under loans or advances to the Debtor after the Petition Date, whether or not incurred in the ordinary course of business, shall be assumed and will be paid by the Debtor in accordance with the terms and conditions of the particular transaction and any related agreements and instruments. All other Allowed Administrative Expenses will be paid, in full, in Cash, on the Effective Date, or on such other terms to which the Debtor and the holder of such Administrative Expense agree. All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of any statutory committees will be made in accordance with the procedures established by the Bankruptcy Court and Bankruptcy Rules relating to the payment of interim and final compensation and expenses.

The Debtor estimates, assuming the Effective Date occurs no later than July 15, 2010, allowed unpaid Administrative Expenses on the Effective Date will approximate $125,000.00, exclusive of debt incurred in the ordinary course.

b. Priority Tax Claims

Priority Tax Claims essentially consist of unsecured claims of federal and state governmental authorities for the kinds of taxes specified in Section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These unsecured claims are given a statutory priority in right of payment. The Debtor estimates that on the Effective Date, the Allowed amounts of such claims are nominal.

With respect to any Priority Tax Claims not paid pursuant to prior Bankruptcy Court order, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim will receive commencing on the Effective Date and continuing over a period not exceeding five (5) years after the Petition Date, Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with simple interest at the Applicable Rate, subject to the sole option of the Debtor or Reorganized Debtor to prepay the entire amount of the Allowed Priority Tax Claim without penalty. All Allowed Priority Tax Claims which are not due and payable on or before the Effective Date will be paid in the ordinary course of business as such obligations become due. The Debtor is unaware of any Priority Tax Claims.

2. Classified

The Plan provides for the treatment of each class of claims or interests as outlined below.

Class 1 – Priority Non-Tax Claims (*Not Impaired. Not Entitled to vote.*)

With respect to any Allowed Priority Non-Tax Claims not paid pursuant to prior Bankruptcy Court order, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment, each Allowed Priority Non-Tax Claim shall be paid in full, in Cash, on the Effective Date. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof from Available Cash. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Priority Non-Tax Claims.

Class 2 – Secured Claims (*Impaired. Entitled to vote.*)

On the Effective Date (i) the Secured Claims (which Secured Claims do not include the Jezebel Secured Claims) shall be Allowed in full in the amount of the outstanding loans, interest, and

fees in the approximate amount of $1,749,807.67 and (ii) except to the extent that a holder of an Allowed Secured Claim agrees to a less favorable treatment, each holder of an Allowed Secured Claim shall receive its Ratable Portion of the Class 2 Note and its Ratable Proportion of the Class 2 New Technipower Common Stock Distribution and the Class 2 Newco Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Secured Claims. Pursuant to the Sale and Settlement Agreement, Coady Family LLC shall receive no distribution from the Debtor.

Class 3 – Jezebel Secured Claims *(Impaired. Entitled to vote.)*

On the Effective Date, Jezebel, its affiliates and assigns, will release Debtor from all Jezebel Secured Claims in return for the considerations set forth in that certain Sale and Settlement Agreement by and among Debtor, Jezebel and Technipower, LLC, dated as of the Effective Date and attached to the Plan as Exhibit A thereto. In the event of a conflict between the Plan and the Sale and Settlement Agreement, the Sale and Settlement Agreement will control. The Debtor has been advised by Jezabel and the holders of the Subordinated Secured claims that in order to resolve the objections to the Disclosure Statement and confirmation of the Plan asserted by Truk International Fund, LP, Truk Opportunity Fund, LLC and Shelter Island Opportunity fund, LLC (collectively, the "Funds"), Jezebel Management Corporation and the Funds have agreed as follows: (i) on the Effective Date of the Plan, immediately after Jezebel Management Corporation has received its distribution thereunder, in full and final satisfaction of the Funds' claims against Jezebel Management Corporation, the Funds shall receive 4% of the equity interests of the Company on a fully diluted basis; and (ii) the Funds shall receive 90% of the net proceeds (gross sale proceeds net solely of real estate broker commissions) of the sale of the Company's Mexican assets.

Class 4 – Subordinated Secured Claims *(Impaired. Entitled to vote.)*

On the Effective Date, each holder of an Allowed Subordinate Secured Claim, shall receive its proratable proportion of the Class 4 New Technipower Stock Distribution and the Class 4 Newco Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligation to holders of Subordinated Secured Claims, except for the obligations to said holders, as holders of undersecured claims in Class 5.

Class 5 - General Unsecured Claims *(Impaired. Entitled to vote.)*

On the Effective Date, except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, each holder of an Allowed General Unsecured Claim shall receive its Ratable Proportion of the Class 5 New Technipower Common Stock Distribution and the Class 5 Newco Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Unsecured Claims.

Class 6 - Preferred Stock Interests *(Impaired. Deemed rejecting the plan.)*

On the Effective Date, except to the extent that a holder of an Allowed Preferred Stock Interest agrees to a less favorable treatment, each holder of an Allowed Preferred Stock Interest shall receive its Ratable Proportion of the Class 6 New Technipower Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Preferred Stock Interests.

Class 7 - Equity Interests *(Impaired. Deemed rejecting the plan.)*

On the Effective Date, except to the extent that a holder of an Allowed Equity Interest agrees to a less favorable treatment, each holder of an Allowed Equity Interest (excluding Allowed Preferred Stock Interests) shall receive its Ratable Proportion of the Class 7 New Technipower Common Stock Distribution. Such distributions shall be in complete satisfaction and discharge of the Debtor's obligations to the holders of Equity Interests.

Classes 2, 3, 4 and 6 have agreed to support and vote in favor of the Plan.

D. Plan Provisions Governing Distribution

1. Date of Distributions

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon thereafter as practicable and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

2. Distributions Concerning Disputed Classes 2 and 5 Claims

(a) Disputed Claims Reserve

From and after the Effective Date, all Cash to be distributed on account of any Disputed Class 2 and 5 Claim when and if such Disputed Claims become Allowed, (a) will be maintained by and in the name of the Disbursing Agent in the Disputed Classes 2 and 5 Claim Reserve, and will be held in trust pending distribution by the Disbursing Agent for the benefit of the holders of such Claims and, to the extent that all Disputed Classes 2 and 5 Claims are not Allowed in full, for the benefit of holders of Allowed Classes 2 and 5 Claims in accordance with Section 7.3 of the Plan, (b) will be accounted for separately and (c) will not constitute property of the Reorganized Debtor except as provided in Section 7.3 of the Plan. The Disbursing Agent will invest any Cash in a manner consistent with Reorganized Debtor's investment and deposit guidelines.

(b) Amount of Reserve

The amount of Cash to be placed in the Disputed Classes 2 and 5 Claim Reserve shall be calculated as if each Disputed Claim were an Allowed Claim in its Face Amount, such that the Reserved Distribution shall include the aggregate Ratable Proportion of Cash that such Disputed Claims would receive if they were Allowed in their Face Amount.

(c) Recourse

Each holder of a Disputed Class 2 or 5 Claim will have recourse only to the undistributed Cash held in the Disputed Class 2 and 5 Claim Reserve for satisfaction of the distributions to which holders of Disputed Class 2 or 5 Claims are entitled under the Plan, and not to the Reorganized Debtor, its property or any assets previously distributed on account of any Allowed Claim.

3. Disbursing Agent

In general, a disbursing agent is an entity designated to administratively effect the distributions to be provided under a plan of reorganization. All distributions under the Plan shall be made by Technipower as Disbursing Agent or such other entity designated by Technipower as a Disbursing Agent on the Effective Date.

4. Rights and Powers of Disbursing Agent

(a) Powers of the Disbursing Agent

The Disbursing Agent will be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated by the Plan, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b) Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent will be paid in Cash by the Reorganized Debtor.

5. Delivery of Distributions

(a) Last Known Address

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Administrative Expense will be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtor or its agents, as applicable, unless the Debtor or Reorganized Debtor has been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim or interest by such holder that contains an address for such holder different from the address reflected for such holder on the Schedules. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent will use commercially reasonable efforts to determine the current address of such holder, but no distribution to such holder will be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution will be made to such holder without interest; provided that such distributions will be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of

one year from the Effective Date. After such date, all unclaimed property or interest in property will revert to Technipower and to be transferred to Newco, and the claim of any other holder to such property or interest in property will be discharged and forever barred.

(b) Distributions for Allowed Secured Claims

Distributions required under the Plan to holders of Allowed Secured Claims in Class 2 shall be made pursuant to the Pre-Petition Senior Loan Agreement

1. Manner of Payment

At the option of the Disbursing Agent, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

All distributions of Cash, to the creditors of the Debtor under the Plan shall be made by, or on behalf of, the Debtor.

2. Setoffs and Recoupment

The Debtor may, but will not be required to, set off against, or recoup from, any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any Claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any claim under the Plan will constitute a waiver or release by the Debtor or Reorganized Debtor of any such claim it may have against such claimant.

3. Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and accrued but unpaid interest thereon, such distribution will be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

E. Procedures for Treating Disputed Claims

1. Objections

Except as otherwise provided in the Plan, as of the Effective Date, objections to, and requests for estimation of, Claims and Administrative Expenses may be interposed and prosecuted only by the Reorganized Debtor. Such objections and requests for estimation shall be served on the respective claimant and filed with the Bankruptcy Court on or before the latest of (a) sixty (60) days after the Effective Date, (b) sixty (60) days after a proof of Claim has been filed with Bankruptcy Court, (c) sixty (60) days after an application for allowance of an Administrative Expense has been filed with the Bankruptcy Court in the Reorganization Case, or (d) with respect to certain Claims identified prior to the Confirmation Date by the Debtor, such other date as may be fixed by the Bankruptcy Court.

2. No Distributions Pending Allowance

Notwithstanding any other provision in the Plan, if any portion of a Claim or Administrative Expense is Disputed, no payment or distribution provided in the Plan shall be made on account of such Claim or Administrative Expense unless and until such Disputed Claim or Disputed Administrative Expense becomes Allowed. In lieu of distributions under the Plan to holders of Disputed Class 2 or 5 Claims, if Allowed, the Disputed Class 2 or 5 Claims Reserve will be established on the Effective Date to hold property for the benefit of these Claim holders.

3. Distributions After Allowance

To the extent that a Disputed Claim or Disputed Administrative Expense ultimately becomes an Allowed Claim or Allowed Administrative Expense, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Administrative Expense in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Administrative Expense becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Administrative Expense the distribution (if any) to which such holder is entitled under the Plan, plus (if the distribution is to be made in Cash) interest on the amount to be distributed on account thereof, calculated from the date on which the distribution would have been made if such Claim or Administrative Expense had been Allowed on the Effective Date, to the actual date of distribution, calculated at the at the Applicable Rate.

F. Provisions Governing Executory Contracts and Unexpired Leases

1. Treatment

Subject to the approval of the Court, the Bankruptcy Code empowers the Debtor to assume or reject their executory contracts and unexpired leases. Except as otherwise provided in the Plan, including in Section 10.5 (Indemnification Obligations), the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Debtor will be deemed to have rejected each Pre-Petition executory contract and unexpired lease to which they are a party, unless such contract or lease (a) was previously assumed or rejected by the Debtor, (b) previously expired or terminated pursuant to its own terms, (c) is the subject of a motion to assume filed on or before the Confirmation Date, or (d) is set forth in the Plan Supplement, as an executory contract or unexpired lease to be assumed. The Confirmation Order will constitute an order of the Bankruptcy Court under Sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property includes (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights *in rem* related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

2. Cure Payments

The Bankruptcy Code authorizes a debtor to make any payments necessary to cure outstanding defaults under such executory contracts or unexpired leases in connection with their assumption. With respect to any executory contract or unexpired leases assumed as of the Effective Date, the Debtor will make such necessary cure payments. Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied, under Section 365(b)(1) of the Bankruptcy Code, by the Debtor. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the

contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

3. Rejection Damage Claims

Subject to the approval of the Court, the Bankruptcy Code authorizes a debtor to reject any of its executory contracts or unexpired leases. Proofs of all Claims arising out of the rejection of executory contracts and unexpired leases pursuant to the Plan must be filed with the Bankruptcy Court, with proper supporting documentation detailing the calculation of such claim, and served upon the Debtor and its counsel not later than 30 days after the earlier of (a) the date on which the notice of the occurrence of the Effective Date has been served, and (b) the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims not filed within such time shall be forever barred from assertion against the Debtor, its Estate, the Reorganized Debtor, and its properties and interests.

G. Conditions Precedent to Effective Date

1. Conditions Precedent to Confirmation

The Plan shall not be confirmed unless and until the following conditions have been satisfied or waived in accordance with Article IX of the Plan:

(a) The Confirmation Order, in form and substance satisfactory to the Debtor and Jezebel, has been entered on the docket maintained by the Clerk of the Bankruptcy Court; and

(b) The Plan, all exhibits thereto, and the Confirmation Order are acceptable in form and substance to the Debtor and to Jezebel.

2. Conditions Precedent to Effectiveness

The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions are satisfied in full or waived in accordance with Article IX of the Plan:

(a) The Confirmation Order is a Final Order;

(b) All actions and all agreements, instruments, or other documents necessary to implement the terms and provisions of the Plan, including those actions identified in Article V of the Plan, are effected or executed and delivered, as applicable, in form and substance satisfactory to the Debtor; and

(c) All authorizations, consents, and regulatory approvals, if any, required by the Debtor in connection with the consummation of the Plan are obtained and not revoked.

3. Waiver of Conditions

Each of the conditions precedent in Sections 9.1 and 9.2 of the Plan may be waived, in whole or in part, by the Debtor with the consent of Jezebel, which consent shall not be unreasonably withheld or delayed. Any such waivers may be effectuated at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action.

4. Satisfaction of Conditions

Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. If the Debtor determines that one of the conditions precedent set forth in Section 9.2 of the Plan cannot be satisfied and the occurrence of such condition is not waived or cannot be waived, then the Debtor shall file a notice of the failure of the Effective Date with the Bankruptcy Court and the Confirmation Order may be vacated by the Bankruptcy Court. If the Confirmation Order is vacated pursuant to this Section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute a waiver or release of any Claims against the Debtor or the allowance of any Administrative Expense or Claim as an Allowed Claim.

5. Effect of Nonoccurrence of Conditions

If each of the conditions to consummation and the occurrence of the Effective Date has not been satisfied or duly waived on or before sixty (60) days from the Confirmation Date, the Confirmation Order may be vacated by the Bankruptcy Court. If the Confirmation Order is so vacated, the Plan and the Sale and Settlement Agreement shall be null and void in all respects, and nothing contained in the Plan and the Sale and Settlement Agreement shall constitute a waiver or release of any Claims against the Debtor or the Allowance of any Administrative Expense or Claim.

H. Effect of Confirmation

1. Revesting of Assets

On the Effective Date, the Debtor, its property and interests in property, and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and all property of the Estate of the Debtor, including any pre-paid expenses and deposits with vendors, shall vest in the Reorganized Debtor, subject to the terms and conditions of the Plan. From and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

2. Binding Effect

Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtor and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan, whether or not such holder has accepted the Plan, and whether or not such holder is entitled to a distribution under the Plan.

3. Discharge of Debtor

Except to the extent otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the treatment of all Claims against or Equity Interests in the Debtor hereunder shall be in exchange for and in complete satisfaction, discharge, and release of all debts of, Claims against, and Equity Interests in, the Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its Estate, the Reorganized Debtor, or its properties or interests in property. Except as otherwise provided herein or in the Confirmation Order, upon the Effective Date, all Claims against and Equity Interests in the Debtor shall be satisfied, discharged and released in full exchange for the consideration, if any, provided hereunder. Except as otherwise provided herein or in the Confirmation Order, all entities shall be precluded from asserting against the Debtor or the Reorganized Debtor or their respective properties or interests in property, any other Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

4. Term of Injunctions or Stays

Except as otherwise expressly provided herein or in the Confirmation Order, all Persons or entities who have held, hold or may hold Claims or Equity Interests will be permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against the Debtor or Reorganized Debtor or Newco, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtor or Reorganized Debtor with respect to such Claim or Equity Interest or Newco, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtor or Reorganized Debtor or Newco, or against the property or interests in property of the Debtor or Reorganized Debtor or Newco with respect to such Claim or Equity Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due to the Debtor or Reorganized Debtor or Newco, or against the property or interests in property of the Debtor or Reorganized Debtor or Newco, with respect to such Claim or Equity Interest.

Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Reorganization Case under Section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

5. Indemnification Obligations

The Debtor's obligations under any Corporate Indemnities to indemnify any Indemnified Person with respect to Claims arising prior to the Effective Date will be deemed and treated as executory contracts that are assumed by the Reorganized Debtor pursuant to the Plan and Sections 365 and 1123(b) of the Bankruptcy Code as of the Effective Date and the occurrence of the Effective Date shall be the only condition necessary to such assumption and all requirements for Cure and/or adequate assurance of future performance under Section 365 for such assumption shall be deemed satisfied.

6. Exculpation

As of the Confirmation Date, the Debtor, its Representatives shall be deemed to have solicited acceptances of the Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules. The Debtor, the Reorganized Debtor, the Disbursing Agent, and each of their respective Affiliates and Representatives shall

have no liability to any holder of any Claim or Equity Interest or any other Person for any act or omission taken or not taken in good faith in connection with, or arising out of, the Reorganization Cases the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross misconduct or willful misconduct as determined by a Final Order and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

7. Releases

FOR GOOD AND VALUABLE CONSIDERATION, INCLUDING, BUT NOT LIMITED TO, THE DISTRIBUTIONS TO BE MADE UNDER THE PLAN, THE ACCEPTANCE OF THE TERMS HEREOF AND THE EFFORTS OF EACH AND THEIR RESPECTIVE REPRESENTATIVES TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE DEBTOR AND THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE PLAN, ON THE EFFECTIVE DATE, EACH RELEASEE IS HEREBY CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED BY THE DEBTOR, ITS ESTATE AND ITS REPRESENTATIVES FROM ANY AND ALL CLAIMS, DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, CAUSES OF ACTIONS, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, DIRECTLY OR INDIRECTLY ARISING FROM OR RELATED TO THE DEBTOR, EXISTING AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, AT EQUITY, OR OTHERWISE, THAT THE DEBTOR HELD, HOLDS OR MAY HOLD OR THAT ANY CREDITORS OF THE DEBTOR, ANY PERSONS WHO HAVE HELD, HOLD OR MAY HOLD ANY CLAIM OR EQUITY INTEREST, OR ANY OTHER PERSON WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT ON BEHALF OF THE DEBTOR OR ITS ESTATE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR ANY OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, INCLUDING WITHOUT LIMITATION, CLAIMS, ACTIONS, AND CAUSES OF ACTION ARISING FROM ACTIONS TAKEN OR NOT TAKEN IN GOOD FAITH IN CONNECTION WITH THE REORGANIZATION CASE OR THE PLAN OF THE DEBTOR AND OTHER TRANSACTIONS CONTEMPLATED BY THE PLAN; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE DEEMED TO RELEASE (I) ANY RIGHTS, CLAIMS, OR INTERESTS THAT ANY SUCH PARTY MAY BE RECEIVING OR RETAINING PURSUANT TO THE PLAN OR SALE AND

SETTLEMENT AGREEMENT ON OR AFTER THE EFFECTIVE DATE OR (II) ANY CLAIMS ARISING OUT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN ON OR AFTER THE EFFECTIVE DATE, HOLDERS OF CLAIMS AND INTERESTS SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED THE RELEASEES FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY DERIVATIVE CLAIMS ASSERTED ON BEHALF OF THE DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH PERSON WOULD HAVE BEEN ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTOR, THE DEBTOR'S RESTRUCTURING, ANY TRANSACTION CONTEMPLATED UNDER THIS PLAN, THE DEBTOR'S REORGANIZATION CASE, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTOR, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASEE, THE RESTRUCTURING OF CLAIMS OR INTERESTS PRIOR TO OR IN THE REORGANIZATION CASE, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN AND DISCLOSURE STATEMENT, OR RELATED AGREEMENTS OR OTHER DOCUMENTS, INSTRUMENTS, OR RELATED AGREEMENTS OR OTHER DOCUMENTS, UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN IS INTENDED TO OPERATE AS A RELEASE OF ANY POTENTIAL CLAIMS BASED UPON GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED FURTHER, HOWEVER, THAT, TO THE EXTENT AND ONLY TO THE EXTENT REQUIRED BY THE LAWS OF THE UNITED STATES, INCLUDING THE BANKRUPTCY CODE, OR ANY APPLICABLE LAW OF ANY DOMESTIC STATE, CITY, OR MUNICIPALITY, THIS SECTION SHALL NOT RELEASE ANY RELEASEE FROM ANY CAUSE OF ACTION HELD BY A GOVERNMENTAL UNIT EXISTING AS OF THE EFFECTIVE DATE BASED ON (I) THE INTERNAL REVENUE CODE OR OTHER DOMESTIC STATE, CITY, OR MUNICIPAL

TAX CODE; (II) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY; (III) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY; OR (IV) THE SECURITIES LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY.

8. Causes of Action

(a) Avoidance Actions

Effective as of the Effective Date, unless such an avoidance or recovery cause of action is commenced prior to the Confirmation Dates (a) all avoidance or recovery causes of action of the Debtor under Sections 544, 545, 547, 548, 549, 550, and 551 of the Bankruptcy Code against the holders of Claims in Class 2 and 4 are released and extinguished and (b) all objections of the Debtor to Class 2 and 4 Claims pursuant to Section 502(d) of the Bankruptcy Code based upon any cause of action released will be withdrawn and dismissed.

9. Retention of Jurisdiction

The Bankruptcy Court will have exclusive jurisdiction of all matters, except as expressly noted herein, arising out of, or related to, the Reorganization Case and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims and Administrative Expenses resulting therefrom;

(b) To determine any and all adversary proceedings, applications, and contested matters that are pending on the Effective Date;

(c) To ensure that distributions to holders of Allowed Administrative Expenses and Allowed Claims are accomplished as provided in the Plan;

(d) To hear and determine any timely objections to, or requests for estimation of, Administrative Expenses or proofs of claims, including, without limitation, any objections to the classification of any Administrative Expense, Claim or Equity Interest, and to allow or disallow any Disputed

Administrative Expense or Disputed Claim, in whole or in part;

(e) To resolve disputes as to the ownership of any Administrative Expense, Claim, or Equity Interest;

(f) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(g) To issue such orders in aid of execution of the Plan, to the extent authorized by Section 1142 of the Bankruptcy Code;

(h) To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i) To hear and determine all applications of retained professionals under Sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

(j) To hear and determine disputes or issues arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated by the Plan, any agreement, instrument, or other document governing or relating to any of the foregoing, any settlement approved by the Bankruptcy Court, and any claims against Newco;

(k) To hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code (including, without limitation, any request by the Debtor prior to the Effective Date, or request by the Reorganized Debtor after the Effective Date, for an expedited determination of tax under Section 505(b) of the Bankruptcy Code);

(l) To hear any other matter not inconsistent with the Bankruptcy Code;

(m) To hear and determine all disputes involving the existence, scope and nature of the discharges, releases and injunctions granted under the Plan, the Confirmation Order, or the Bankruptcy Code;

(n) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan; and

(o) To enter a final decree closing the Reorganization Case.

I. Miscellaneous Provisions

1. Payment of Statutory Fees

All fees payable under Section 1930, Chapter 123, Title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on the Effective Date.

2. Modification of Plan

The Plan may be modified by the Debtor in accordance with Section 1127 of the Bankruptcy Code.

3. Revocation of Plan

The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

5. Severability of Plan Provisions

In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

8. Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein will be applicable to such exhibit), the rights, duties, and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut without giving effect to the principles of conflict of laws.

9. Compliance with Tax Requirements

In connection with the consummation of the Plan, any party issuing any instrument or making any distribution under the Plan is to comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan will be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

10. Expedited Tax Determination

The Debtor and the Reorganized Debtor are authorized to request an expedited determination of taxes under Section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, the Debtor for any and all taxable periods (or portions thereof) ending after the Petition Date through, and including, the Effective Date.

VII. CERTAIN FACTORS AFFECTING THE DEBTOR

A. Certain Bankruptcy Law Considerations

1. Risk of Non-Confirmation of the Plan of Reorganization

2. Although the Debtor believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will

reach the same conclusion or that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate resolicitation of votes.

3. Non-Consensual Confirmation.

In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent's request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any "insider" in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See Section IX.B.1 below, entitled "CONFIRMATION OF THE PLAN OF REORGANIZATION -- Requirements for Confirmation of the Plan of Reorganization – Requirements of Section 1129(b) of the Bankruptcy Code." Risk of Non-Occurrence of the Effective Date.

Although Debtor believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.

B. Additional Factors To Be Considered

1. The Debtor Has No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtor as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtor has no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

2. No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or related to the Debtor, the Reorganization Case, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance, or rejection, of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.

3. Projections and Other Forward Looking Statements Are Not Assured, and Actual Results Will Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various classes that might be allowed.

4. Claims Could Be More Than Projected

The Allowed amount of Claims in each class could be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially. If Administrative Expenses, Priority Tax Claims, Priority Non-Tax Claims, Secured Claims, General Unsecured Claims, exceed projections, it may impair the value of the property to be distributed to the holders of Allowed Claims and Interests.

5. No Legal or Tax Advice is Provided to You by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each creditor or equity interest holder should consult his, her, or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or Equity Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

6. No Admission Made

Nothing contained herein shall constitute an admission of, or be deemed evidence of, the tax or other legal effects of the Plan on the Debtor or on holders of Claims or Equity Interests.

7. Business Factors and Competitive Conditions

a. General Economic Conditions

The Debtor has assumed that the general economic conditions of the United States economy will be stable over the next several years. The stability of economic conditions is subject to many factors outside the Debtor's control, including interest rates, inflation, unemployment rates, consumer spending, war, terrorism and other such factors. Any one of these or other economic factors could have a significant impact on the operating performance of the Reorganized Debtor. There is no guarantee that economic conditions will improve in the near term.

b. Business Factors

The Debtor believes that they will succeed in implementing and executing its business plan and operational restructuring for benefits of all constituencies. However, there are risks that the goals of the Debtor's going-forward business plan and operational restructuring strategy will not be achieved. In such event, the Debtor may be forced to sell all or parts of its business, develop and implement further restructuring plans not contemplated herein or become subject to further insolvency proceedings.

c. Competitive Conditions

In addition to uncertain economic and business conditions, the Reorganized Debtor will likely face competitive pressures and other third party actions, including pressures from pricing and other promotional activities of competitors as well as new competition. The Reorganized Debtor's anticipated operating performance will be impacted by these and other unpredictable activities by competitors.

d. Customers

The Debtor believes that the majority of its customer relationships are strong. However, if the Debtor's customers delay or stop paying the Debtor for goods purchased or services rendered, assert unauthorized or inappropriate deductions against payments due to the Debtor, or refuse to continue to do business with the Debtor on customary, ordinary course, or continuing terms, the Debtor's business may be harmed. Additionally, the loss of a significant customer(s) could have a material adverse impact on operating performance.

[illegible]\Plan and Disclosure Statement\Filed First Amended Plan and Disclosure Statement\First Amended Disclosure Statement.doc

e. Other Factors

Other factors that holders of Claims should consider are potential regulatory and legal developments that may impact the Reorganized Debtor. Although these and other such factors are beyond the Debtor's control and cannot be determined in advance, they could have a significant impact on the Reorganized Debtor's operating performance.

8. Access to Financing and Trade Terms

The Debtor's operations are dependent on the availability and cost of working capital financing and trade terms provided by vendors and may be adversely affected by any shortage or increased cost of such financing and trade vendor support. The Debtor's post-petition operations have been financed from operating cash flow. The Debtor believes that substantially all of its needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow, the New Equity Investment Agreement, and trade terms supplied by vendors. However, if the Reorganized Debtor requires working capital and trade financing greater than that provided by such sources, they may be required either to (a) obtain other sources of financing or (b) curtail their operations. No assurance can be given, however, that any additional financing will be available, if at all, on terms that are favorable or acceptable to the Reorganized Debtor.

C. Certain Tax Matters

For a summary of certain federal income tax consequences of the Plan to holders of claims and equity interests and to the Debtor, see Section XII below, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN."

VIII. VOTING PROCEDURES AND REQUIREMENTS

A. Voting Deadline

IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASSES 2 (SECURED CLAIMS), CLASS 3 (JEZEBEL SECURED CLAIMS), CLASS 4 (GENERAL UNSECURED CLAIMS), CLASS 5 (PREFERRED STOCK INTERESTS) AND CLASS 6 (EQUITY INTERESTS) TIMELY EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION. All known holders of Allowed Secured Claims, Allowed Jezebel Secured Claims, General Unsecured Claims, Preferred Stock Interests and Equity

Interests entitled to vote on the Plan have been sent a ballot together with this Disclosure Statement. Such holders should read the ballot carefully and follow the instructions contained therein. Please use only the ballot that accompanies this Disclosure Statement.

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW BEFORE THE VOTING DEADLINE OF 4:00 P.M., EASTERN TIME, ON _____________, 2010.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE DEBTOR'S VOTING AGENT AT THE NUMBER SET FORTH BELOW.

ANY PROPERLY EXECUTED, TIMELY RECEIVED BALLOT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE COUNTED AS A VOTE TO ACCEPT THE PLAN.

ANY PROPERLY EXECUTED, TIMELY RECEIVED BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL BE COUNTED AS A VOTE TO ACCEPT THE PLAN.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

ZEISLER & ZEISLER P.C.
558 Clinton Avenue
Bridgeport, CT 06605
Attn: James Berman
Telephone: (203) 368-4234

Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the address set forth immediately above.

B. Holders of Claims Entitled to Vote

Class 2 (Secured Claims), Class 3 (Jezebel Secured Claims), Class 4 (General Unsecured Claims), Class 5 (Preferred Stock Interests) and Class 6 (Equity Interests)are the only classes of Claims under the Plan that are impaired and entitled to vote to accept or reject the Plan. Each holder of an Allowed Claim in Class 2 (Secured Claims), Class 3 (Jezebel Secured Claims),

Class 4 (General Unsecured Claims), Class 5 (Preferred Stock Interests) and Class 6 (Equity Interests) entitled to vote may vote to accept or reject the Plan.

C. Vote Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims occurs when holders of at least two-thirds in dollar amount and more than one half in number of the allowed claims of that class that cast ballots for acceptance or rejection of the plan of reorganization vote to accept the plan. Thus, acceptance of the Plan by Class 2 (Secured Claims) or Class 4 (General Unsecured Claims), will occur only if at least two-thirds in dollar amount and a majority in number of the holders of the Claims in the respective class that cast their ballots vote in favor of acceptance.

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of interests occurs when holders of at least two-thirds in amount of the allowed interests of that class that cast ballots for acceptance or rejection of the plan of reorganization vote to accept the plan.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

D. Voting Procedures

Are received by the Voting Agent before the Voting Deadline.

1. Holders of Class 2 (Secured Claims)

All holders of Secured Claims as of the Record Date should complete the enclosed ballot. To be counted, properly executed ballots must be returned to the Voting Agent so that they are received by the Voting Agent before the Voting Deadline.

2. Holders of Class 3 (Jezebel Secured Claims)

All holders of Jezebel Secured Claims as of the Record Date should complete the enclosed ballot. To be counted, properly executed ballots must be returned to the Voting Agent so that they are received by the Voting Agent before the Voting Deadline.

3. Holders of Class 4 (Subordinated Secured Claims)

All holders of Allowed Subordinated Secured Claims as of the Record Date should complete the enclosed ballot. To be counted, properly executed ballots must be returned to the Voting Agent so that they are received by the Voting Agent before the Voting Deadline.

4. Holders of Class 5 (General Unsecured Claims)

All holders of Allowed General Unsecured Claims as of the Record Date should complete the enclosed ballot. To be counted, properly executed ballots must be returned to the Voting Agent so that they are received by the Voting Agent before the Voting Deadline.

5. Holders of Class 6 (Preferred Stock Interests)

All holders of Allowed Preferred Stock Interests as of the Record Date should complete the enclosed ballot. To be counted must be returned to the Voting Agent so that they are received by the Voting Agent before the Voting Date.Plan.

6. Holders of Class 7 (Equity Interests)

All holders of Allowed Equity Interests are deemed to reject the Plan.

7. Withdrawal of Ballot

Any voter that has delivered a valid ballot may withdraw its vote by delivering a written notice of withdrawal to the Voting Agent before the Voting Deadline. To be valid, the notice of withdrawal must (a) be signed by the party that signed the Ballot to be revoked and (b) be received by the Voting Agent before the Voting Deadline. The Debtor may contest the validity of any withdrawals.

Any holder that has delivered a valid ballot may change its vote by delivering to the Voting Agent a properly completed subsequent ballot so as to be received before the Voting Deadline. In the case where more than one timely, properly completed ballot is received, only the ballot that bears the latest date will be counted.

IX. CONFIRMATION OF THE PLAN OF REORGANIZATION

A. Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. As set forth in the Disclosure Statement Order, the Bankruptcy Court has scheduled the confirmation hearing for [__________, **2010**]. The confirmation hearing may be adjourned from time-to-time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of claims or interests held or asserted by the objector against the Debtor's estate or property, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, together with proof of service thereof, and served upon (i) Zeisler & Zeisler P.C., 558 Clinton Avenue, Bridgeport, CT 06605, Attorneys for the Debtor (Attention: James Berman, Esq.) and (ii) Office of the United States Trustee, District of Connecticut, Office of the U.S. Trustee The Giaimo Federal Building 150 Court Street, Room 302, New Haven, CT 06510 so as to be received no later than 4:00 p.m. (Eastern Time) on [________________, **2010.**]

Objections to confirmation of the Plan of Reorganization are governed by Bankruptcy Rule 9014. **UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.**

B. Requirements for Confirmation of the Plan of Reorganization

1. Requirements of Section 1129(a) of the Bankruptcy Code

(a) General Requirements

At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in Section 1129 of the Bankruptcy Code have been satisfied:

1) The Plan complies with the applicable provisions of the Bankruptcy Code;

2) The Debtor has complied with the applicable provisions of the Bankruptcy Code;

3) The Plan has been proposed in good faith and not by any means proscribed by law;

4) Any payment made or promised by the Debtor or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Reorganization Case, or in connection with the Plan and incident to the Reorganization Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

5) The Debtor has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Debtor, an affiliate of the Debtor participating in a Plan with the Debtor, or a successor to the Debtor under the Plan of Reorganization, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtor has disclosed the identity of any insider that will be employed or retained by the Debtor, and the nature of any compensation for such insider. With respect to each class of claims or equity interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan or will receive or retain under the Plan on account of such holder's claim or equity interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtor was liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test" below;

6) Except to the extent the Plan meets the requirements of Section 1129(b) of the Bankruptcy Code (discussed below), each class of claims or equity interests has either accepted the Plan or is not impaired under the Plan;

Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that administrative expenses and priority claims other than priority tax claims will be paid in full on the Effective Date and that priority tax claims will receive on account of such claims deferred Cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the Effective Date, equal to the allowed amount of such claims;

7) At least one class of impaired claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such class; and

8) Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility" below.

(a) Best Interests Test

As described above, the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtor's assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtor's assets and the cash held by the Debtor at the time of the commencement of the chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtor's business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with Section 726 of the Bankruptcy Code (see discussion below). Finally, taking into account the time necessary to accomplish the liquidation, the present value of such allocations may be compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

The Debtor's costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtor during the chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, the deficiency claims of the Secured Lenders would not be waived in a chapter 7 liquidation and additional claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by the Debtor both prior to, and during the pendency of, the chapter 11 case.

The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full, with interest. The Debtor believes that in a chapter 7 case, holders of Old Equity Interests would receive no distributions of property. Accordingly, the Plan satisfies the rule of absolute priority.

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) substantial increases in claims which would be satisfied on a priority basis, the Debtor has determined that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtor under chapter 7 of the Bankruptcy Code.

Moreover, the Debtor believes that the value of any distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased.

The Debtor's liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the assets of the Debtor. The liquidation analysis does not purport to be a valuation of the Debtor's assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

(b) Liquidation Analysis

The Debtor's chapter 7 liquidation analysis and assumptions are set forth in Exhibit 2 to this Disclosure Statement. The Liquidation Analysis demonstrates that under an orderly liquidation,

the estimated gross liquidation proceeds would be in the range of approximately $190,000. Following the payment of liquidation costs, secured claims and administrative claims (using the high end of recovery estimates no funds would be available for general unsecured creditors.

(c) Feasibility

The Bankruptcy Code requires a debtor to demonstrate that confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan of reorganization. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed their ability to meet its financial obligations as contemplated thereunder. Based upon its analysis, the Debtor believes it will be able to make all payments required to be made pursuant to the Plan and that it will need no further financial reorganization.

2. Requirements of Section 1129(b) of the Bankruptcy Code

The Bankruptcy Court may confirm the Plan over the rejection or deemed rejection of the Plan by a class of claims or equity interests if the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such class.

(a) No Unfair Discrimination

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan of reorganization. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

(b) Fair and Equitable Test

This test applies to classes of different priority (e.g., unsecured versus secured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class.

(c) Secured Claims

Each holder of an impaired secured claim either (i) retains its liens on the property (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives

deferred Cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such claim or (ii) receives the "indubitable equivalent" of its allowed secured claim.

(d) Unsecured Claims

Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed unsecured claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan of reorganization.

(e) Equity Interests

Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan of reorganization.

X. FINANCIAL INFORMATION

Pro forma unaudited statements of cash flows of the Debtor are contained in Exhibit 2 to this Disclosure Statement, and the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of claims and equity interests to better understand the Debtor's historical business performance and the impact of the Reorganization Case on the Debtor's business.

XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN OF REORGANIZATION

If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtor under chapter 7 of the Bankruptcy Code and (ii) an alternative chapter 11 plan of reorganization.

A. Liquidation Under Chapter 7

If no plan can be confirmed, the Debtor's chapter 11 case may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of the Debtor for distribution in accordance with the priorities established by the Bankruptcy Code. In a chapter 7 liquidation, the Debtor believes that there would be no distribution to the holders of Administrative Claims, General Unsecured Claims or the holders of Equity Interests.

A discussion of the effects that a chapter 7 liquidation would have on the recovery of holders of claims and equity interests and the Debtor's liquidation analysis are set forth in Section IX.B.1(b) above, entitled "CONFIRMATION OF THE PLAN OF REORGANIZATION -- Requirements for Confirmation of the Plan of Reorganization -- Requirements of Section 1120(a) of the Bankruptcy Code -- Best Interests Test." The Debtor believes that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan – and likely no distributions to any creditors other than the secured creditors – because of (a) the loss of any all going concern value (since the Debtor could not continue to operate), (b) the likelihood that the assets of the Debtor would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (c) additional administrative expenses involved in the appointment of a trustee and (d) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtor's operations.

B. Alternative Plan of Reorganization

If the Plan of Reorganization is not confirmed, the Debtor or any other party in interest could attempt to formulate a different chapter 11 plan of reorganization. Such a plan of reorganization might involve either a reorganization and continuation of the Debtor's business or an orderly liquidation of its assets. With respect to an alternative plan, the Debtor has explored various alternatives in connection with the formulation and development of the Plan. The Debtor believes that the Plan, as described herein, enables creditors and equity holders to realize the most value under the circumstances. In a liquidation after Confirmation, the Debtor's assets might be sold in an orderly fashion over a more extended period than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than

those incurred in a chapter 7 case; though any savings may be reduced by the costs of professionals such as investment bankers if such were utilized. Although preferable to a chapter 7 liquidation, the Debtor believes that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan because of the greater return provided by the Plan.

XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtor and to the holders of Class 2 Claims and Class 4Claims and interests. The following summary does not address the U.S. federal income tax consequences to holders whose Claims are unimpaired or otherwise entitled to payment in full in Cash under the Plan (*e.g.*, Administrative Expense Claims, Priority Non-Tax Claims, and Secured Claims), or the holder of Equity Interests.

The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the "IRS"), all as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.

The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtor has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary generally does not address foreign, state or local tax consequences of the Plan, nor does it address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, persons not holding their Claims as capital assets, financial institutions, tax-exempt organizations, persons holding Claims who are not the original holders of those Claims or who acquired such Claims at an acquisition premium, and persons who have claimed a bad debt deduction in respect of any Claims).

Accordingly, the following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim.

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IRS Circular 230 Notice: ***To ensure compliance with IRS Circular 230, holders of Claims and Equity Interests are hereby notified that: (A) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims or Equity Interests for the purpose of avoiding penalties that may be imposed on them under the Tax Code; (b) such discussion is written in connection with the promotion or marketing by the Debtor of the transactions or matters addressed herein; and (c) holders of Claims and Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.***

A. Consequences to Holders of Class 2, Class 3 and Class 4 Claims

As of the Effective Date of the Plan, the holders of Allowed Secured Claims (Class 2) will be deemed to have contributed their Allowed Claims to New Technipower in exchange for (i) certain cash payments, (ii) shares of New Technipower and (iii) shares of Newco.

As of the Effective Date of the Plan, the holders of Allowed Jezebel Secured Claims (Class 3) will release Debtor from all Allowed Jezebel Secured Claims in exchange for the considerations set forth in the Sale and Settlement Agreement.

As of the Effective Date of the Plan, the holders of Allowed General Unsecured Claims (Class 4) will be deemed to have contributed their Allowed Claims to New Technipower in exchange for (i) shares of New Technipower and (ii) shares of Newco.

The following discussion does not necessarily apply to holders who have Claims in more than one class relating to the same underlying obligation (such as where the underlying obligation serves as the basis for a primary Claim against one Debtor and a secondary liability or guarantee claim against another Debtor). Such holders should consult their tax advisors regarding the effect of such dual status obligations on the federal income tax consequences of the Plan to them.

In general, each holder of an Allowed Claim should recognize gain or loss in an amount equal to the difference between (x) the amount of Cash received by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (y) the holder's adjusted tax basis in its Claim (other than any basis attributable to accrued but unpaid interest). Pursuant to the Plan, distributions to any holder of an Allowed Claim, will be allocated first to the original principal amount of such Claim as determined for federal income tax purposes and then, to the extent the consideration exceeds such amount, to any portion of such Claim representing accrued original

issue discount ("OID") or accrued but unpaid interest. However, there is no assurance that the IRS would respect such allocation for federal income tax purposes. In general, to the extent that an amount received by a holder of debt is received in satisfaction of accrued interest or OID during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder will generally recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full. Each holder is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of losses realized in respect of Allowed Claims for federal income tax purposes.

Where a creditor receives cash, "other property" and stock in satisfaction of an outstanding debt, the cash is treated as satisfying the debt in the amount of the cash received. The stock is deemed to satisfy the debt to the extent the cash is less than the outstanding debt. See, Rev. Rul. 92-52. The holders of Claims should discuss with their tax professionals whether or not the Newco Common Stock distributed to be distributed under the Plan is "other property" as described above.

Where gain or loss is recognized by a holder of an Allowed Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was originally issued at a discount or a premium, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction in respect of that Claim.

B. Characterization of Class 5 (Preferred Stock Interests) Exchange

C. Characterization of Class 6 (Common Stock Interests) Exchange

As of the Effective Date of the Plan, the holders of Allowed Class 6 Interests will be deemed to have contributed their Allowed Class 6 Interests to New Technipower in exchange for issuance of shares of New Technipower Common Stock.

In general, the exchange of stock in the Debtor for stock in New Technipower will not cause holders of Class 6 Interests to recognize a gain or loss, because an exchange of stock for stock is generally a "recapitalization" under Section 368(a)(1)(E) of the Tax Code.

D. Information Reporting and Withholding

All distributions to holders of Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable withholding rate. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, the following: (1) certain transactions that result in the taxpayer's claiming a loss in excess of specified thresholds; and (2) certain transactions in which the taxpayer's book-tax differences exceed a specified threshold in any tax year. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders' tax returns.

The foregoing summary has been provided for informational purposes only. All holders of Claims receiving a distribution under the Plan are urged to consult their tax advisors concerning the federal, state, local and foreign tax consequences applicable under the Plan.

XIII. CONCLUSION

The Debtor believes that confirmation and implementation of the Plan is in the best interests of all creditors and interest holders, and urge holders of impaired Claims in Class 2, Class 3, Class 4 and Class 5 to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received no later than 4:00 p.m. (Eastern Time) on the Voting Deadline.

Dated: September 13, 2010

Respectfully submitted,

TECHNIPOWER SYSTEMS, INC.

By: _/s/Peter W. DeVecchis, Jr._
Name: Peter W. DeVecchis, Jr.
Title: President